Exhibit (h)(2)


                            TRANSFER AGENCY AGREEMENT


       THIS TRANSFER AGENCY AGREEMENT is made as of this __ day of ____, 200__, by and between Nakoma Mutual Funds, a Delaware statutory trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns ("UMBFS").

                                R E C I T A L S:

         WHEREAS, the Trust is registered under the 1940 Act as an open-end management investment company; and

         WHEREAS, the Trust desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

         1.01 1940 ACT shall mean the Investment Company Act of 1940, as amended from time to time.


         1.02 AML LAWS shall mean the rules promulgated under Sections 326 and 352 of the USA PATRIOT Act and any revisions, supplements or other changes thereto as may be promulgated from time to time.

         1.03 AUTHORIZED PERSON shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Trust, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.

         1.04 BOARD OF TRUSTEES shall mean the Board of Trustees of the Trust.


         1.05 CUSTODIAN shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.

         1.06 DECLARATION OF TRUST shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

         1.07 EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended from time to time.


         1.08 FUND shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.

         1.09 FUND BUSINESS DAY shall mean each day on which the New York Stock Exchange, Inc. is open for trading.


         1.10 INSTRUCTIONS shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

         1.11 PROSPECTUS shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from the Trust with respect to which the Trust has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

         1.12 SECURITIES ACT shall mean the Securities Act of 1933, as amended from time to time.

         1.13 SHARES shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Trust as may be issued from time to time.

         1.14 SHAREHOLDER shall mean a record owner of Shares of each respective Fund of the Trust.



                                   ARTICLE II

                  APPOINTMENT OF TRANSFER AGENT

         2.01 APPOINTMENT. The Trust hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Trust and UMBFS may agree to include on any amended Schedule
A. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

         2.02     DUTIES.

                  A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the "Services"). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

              B. UMBFS may appoint other parties to carry out some or all of its responsibilities under this Agreement; provided, however, that the delegation of any of its responsibilities as a transfer agent within the meaning of the Exchange Act shall be subject to written notice to the Trust.

         2.03     DELIVERIES.

                           A. In connection with UMBFS' appointment as transfer
agent and dividend disbursing agent, the Trust shall deliver or cause the following documents to be delivered to UMBFS:

                                    (1)     A copy of the Declaration of Trust
and By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;

                                    (2) A certificate signed by the President
and Secretary of the Trust specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such shares are fully paid and non-assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;

                                    (3) A certified copy of the resolutions of
the Board of Trustees of the Trust appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Trust;

                                    (4) Copies of the Trust's Registration
Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith; and

                                    (5)     The certificate required by Section
8.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust's initial Authorized Persons.

                           B. The Trust agrees to deliver or cause to be
delivered to UMBFS in Milwaukee, Wisconsin all documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

                                   ARTICLE III

                             COMPENSATION & EXPENSES

         3.01 COMPENSATION. As compensation for the performance of the Services, the Trust agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule C to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which UMBFS has been retained. Any such new fees shall be negotiated in good faith by the parties.

         3.02 EXPENSES. The Trust also agrees to promptly reimburse UMBFS for all reasonable out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

         3.03     PAYMENT PROCEDURES.

                  A. The Trust agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the "Due Date"). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). Bills for out-of-pocket expenses shall contain sufficient detail for the Trust to determine the appropriateness of such expenses. UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

                  B. The Trust is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the due date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay UMBFS' reasonable attorney's fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust's late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Trust's default or prevent UMBFS from exercising any other rights and remedies available to it.

                  C. In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

         3.04 ALLOCATION OF RISK. The Trust acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in
Article IX. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

         4.01     ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

                           A. UMBFS agrees to accept purchase orders and
redemption requests with respect to the Shares of each Fund via postal mail, telephone or personal delivery on each Fund Business Day in accordance with such Fund's Prospectus and with Rule 22c-1 under the 1940 Act; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Trust. UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.

                           B. Upon receipt of a redemption request and monies
paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

                           C. Except as otherwise provided in this paragraph,
UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

                           D. Notwithstanding any provision contained in this
Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

                           E. In connection with each purchase and each
redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.

                           F. UMBFS and the Trust shall establish procedures for
effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

                                    G. The Trust agrees to provide UMBFS with
prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

         4.02     DIVIDENDS AND DISTRIBUTIONS.

                                    A. The Trust shall give or cause to be given
to UMBFS a copy of a resolution of its Board of Trustees, that either:

                   (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

                               (ii) authorizes the declaration of dividends and
distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

                           B. In connection with a reinvestment of a dividend or
distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

                           C. Upon the mail date specified in such certificate
or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

                           D. It is understood that UMBFS in its capacity as
transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

         4.03     RECORDS.

                  A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Section 31 of the 1940 Act and the rules thereunder. UMBFS shall only destroy records at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). UMBFS may deliver to the Trust from time to time at UMBFS' discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Trust. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

                  B. UMBFS agrees to keep all records and other information relative to the Funds' Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account, or (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, or (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

                  C. UMBFS hereby acknowledges that in the normal course of its provision of services to the Fund it may come into possession of material nonpublic information concerning the Fund. Such information may include portfolio holdings, trading strategies and pending transactions not generally known to the public. UMBFS acknowledges and agrees that it has duties of confidentiality and care with respect to such material nonpublic information. UMBFS represents that it has implemented effective policies and procedures designed to safeguard such information and to ensure that no employee or other representative trades on such information, communicates it to others, except as contemplated by this Agreement, or otherwise misuses it.


                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

         5.01 REPRESENTATIONS OF TRUST. The Trust represents and warrants to UMBFS that:

                           A. It is a business trust duly organized and existing
under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                           B. Any officer of the Trust has the authority to
appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

                           C. It is duly registered as an investment company
under the 1940 Act.

                           D. A registration statement under the Securities Act
is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.

                           E. All outstanding Shares are validly issued, fully
paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

                           G. There are no existing or potential claims,
litigation or demands by shareholders or others relating to the Trust, or any of the Funds or their officers or Trustees.

         5.02 REPRESENTATIONS OF UMBFS. UMBFS represents and warrants to the Trust that:


                           A. It is a corporation duly organized and existing
under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

                           B. It is duly registered as a transfer agent under
Section 17A of the 1934 Act to the extent required.

                  C. It has received a copy of each Fund's Prospectus which describes how sales and redemptions of Shares shall be made.

                  D. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                  E. It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted.

                  F. It shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the UMBFS shall provide evidence that coverage is in place. UMBFS shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled and not be replaced.


                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.01 INFORMATION UPDATES. During the term of this Agreement the Trust shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement; and (ii) a copy of each Fund's currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until it is actually received by UMBFS.

         6.02 SHARE QUALIFICATION. The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBFS.

         6.03 COMPLIANCE WITH LAWS. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

         6.04 ADDITIONAL DUTIES. The Trust agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

         6.05 TRANSFER AGENT SYSTEM. UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Trust hereunder.



                                   ARTICLE VII

                                 AML DELEGATION

         7.01 BACKGROUND. In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assist in the verification of persons opening accounts with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. UMBFS represents and warrants that all such tools are reasonably designed to satisfy the money-laundering and customer identification obligations of registered investment companies under the AML Laws. The Trust has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the "AML Procedures"), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Trust.

         7.02 DELEGATION. The Trust acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Trust has determined that they, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. UMBFS acknowledges that the Trust is relying on UMBFS in making this determination. Based on this determination, the Trust hereby instructs and directs UMBFS to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The AML Procedures apply only to shareholders who are residents of the United States.

         7.03 AMENDMENT TO PROCEDURES. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

         7.04 REPORTING. UMBFS agrees to provide to the Trust (i) prompt notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Trust as provided in this Article VII, (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii); (iv) quarterly reports of its monitoring and verification activities on behalf of the Trust; and (v) an annual report regarding an independent audit of the AML Procedures. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust's anti-money laundering compliance officer.

         7.05 INSPECTION. The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS' implementation of the AML Procedures on behalf of the Trust, as they may request, and (2) permit such federal regulators to inspect UMBFS' implementation of the AML Procedures on behalf of the Trust.


                                  ARTICLE VIII

                               TRUST INSTRUCTIONS

         8.01 AUTHORIZED PERSONS. Upon the execution of this Agreement, the Trust shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Trust shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

         8.02 ACCEPTANCE OF INSTRUCTIONS. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

         8.03 REQUEST FOR INSTRUCTIONS. At any time, UMBFS may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Trust at the expense of the Trust, or its own legal counsel at its own expense. UMBFS shall not be liable for any action taken or not taken by it in good faith in accordance with Instructions from the Trust or in accordance with advice of counsel.

                                   ARTICLE IX

                  LIMITATION OF LIABILITY; INDEMNIFICATION

         9.01 LIMITATION OF LIABILITY. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information received by UMBFS from an Authorized Person or (2) any action taken or omission by a Fund, the Trust, investment adviser(s) or any current service provider.

         9.02 INDEMNIFICATION. The Trust agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees ("Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to any of the following:

                  (a) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS' willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

                  (b) UMBFS' reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by UMBFS from the Trust, or from a representative of any of the parties referenced in Section 11.09, or any third party acting on behalf of the Trust;

                  (c) the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Trust or from a representative of any of the parties referenced in Section 11.09, or any third party acting on behalf of the Trust;

                  (d) UMBFS' acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Trust;

                  (e) any action taken by or omission of the Trust, investment adviser or sub-adviser(s) or any past or current service provider;

                  (f) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS' or its affiliates' willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS' or its affiliates' willful misfeasance, bad faith or gross negligence.

                  (g) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or

                  (h) the Trust's refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Trust's negligence or misconduct or breach of any representation or warranty of the Trust made herein.

         9.03 INDEMNIFICATION PROCEDURES. UMBFS will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Trust may be required to indemnify or hold UMBFS harmless hereunder. In such event, the Trust shall have the option to defend UMBFS against any Claim, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and approved by UMBFS in its reasonable discretion. UMBFS shall not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties under the Sections 9.02 and 9.03 shall survive the termination of this Agreement.

         9.04 FORCE MAJEURE. UMBFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund's reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this agreement, UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond UMBFS's control include, without limitation, force majeure events. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, UMBFS shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to minimize any service interruption.

         9.05 CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the Trust, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

         9.06 ADDITIONAL LIMITATIONS AND EXCLUSIONS. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

                  (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;

                  (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of Shares.

                                    ARTICLE X

                              TERM AND TERMINATION

         10.01 TERM. This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein.

         10.02    TERMINATION.

                  (a) Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given by the Trust pursuant to Section 10.02, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Trust shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

                  (b) Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control, as hereinafter defined, of the Trust's investment adviser or sponsor, the Trust's ability to terminate this Agreement pursuant to this
Article X shall be suspended from the time of such agreement until six months after the Change of Control. For purposes of this Agreement, a "Change of Control" of the investment adviser or sponsor means a change in ownership or control of more than fifty percent (50%) of the common stock or shares of beneficial interest of such investment adviser or sponsor or its parent company.

         10.03 EFFECT OF TERMINATION. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by UMBFS (to the extent permitted by applicable license agreements) at the expense of the Trust. The Trust shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Trust in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Trust transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Trust and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Trust. UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 NOTICES. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

       If to UMBFS:        UMB Fund Services, Inc.
       -----------
                                    803 West Michigan Street, Suite A
                                    Milwaukee, Wisconsin 53233
                                    Attention:  General Counsel

       If to the Trust:             Nakoma Mutual Funds
       ---------------              525 Junction Road, Suite 8600
                                    Madison, WI 53717
                                    Attention:  Dan Pickett

         11.02    AMENDMENTS/ASSIGNMENTS.

                           A. Except as provided to the contrary herein, this
Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

                           B. This Agreement shall extend to and shall be
binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Trust and except as provided in Section 2.02.

         11.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

         11.04 SEVERABILITY. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         11.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         11.06 NON-EXCLUSIVITY; OTHER AGREEMENTS. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

         11.07 CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         11.08 TRUST LIMITATIONS. This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund's Declaration of Trust is on file with the State of Delaware.

         11.09 RELIANCE ON INFORMATION AND INSTRUCTIONS. The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other current services providers for the Funds to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. Fees charged by such persons shall be an expense of the Trust. In connection with its duties hereunder, UMBFS shall be entitled, and is hereby instructed to, rely upon instructions, advice, information or documents provided to UMBFS by an Authorized Person of the Funds or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. UMBFS shall not be held to have notice of any change of authority of any Authorized Person of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term "investment adviser" includes all sub-advisers or persons performing similar services.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                     NAKOMA MUTUAL FUNDS


By:                                         By:
     ------------------------------             --------------------------------
              (Signature)                                (Signature)

     ------------------------------             --------------------------------
              (Name)                                     (Name)

     ------------------------------             --------------------------------
              (Title)                                    (Title)
     ------------------------------             --------------------------------
              (Date Signed)                              (Date Signed)

                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUND
                                       AND
                             UMB FUND SERVICES, INC.


                                 NAMES OF FUNDS
                                 --------------
                           NAKOMA ABSOLUTE RETURN FUND

                                   SCHEDULE B
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUNDS
                                       AND
                             UMB FUND SERVICES, INC.

                                SERVICE SCHEDULE

o Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

o  Make personal follow-up calls to prospects who return incomplete applications

o  Store account documents electronically

o Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of the Fund which are authorized, issued and outstanding

o Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

o Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree

o  Process dividend payments by check, wire or ACH, or reinvest dividends

o  Issue daily transaction confirmations and monthly or quarterly statements

o Issue comprehensive clerical confirmation statements for maintenance transactions

o  Provide cost basis statements

o Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

o  Implement the Trust's AML Procedures as contemplated by Article VII

o  File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the
   IRS

o Provide standards to structure forms and applications for efficient processing

o Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

o Answer correspondence from shareholders, securities brokers and others relating to UMBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between UMBFS and the Fund

o Reimburse the Fund for losses resulting from "as of" processing in accordance with the "as of" processing guidelines agreed to by UMBFS and the Fund

o  Provide basic report access (one person)

o  Conduct periodic Postal clean-up

o Use reasonable efforts to cooperate with all reasonable requests of the Fund related to the Fund's administration and monitoring of the Fund's compliance program as adopted by the Board of Trustees pursuant to Rule 38a-1 under the Investment Company Act of 1940 as amended, a copy of which has been provided to UMBFS



                                OPTIONAL SERVICES

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

o UMBFS' Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

o      UMBISG VRU services (per fund group)

o      Shareholder "welcome" packages with initial confirmation

o Access to UMBFS' Tax and Retirement Group to answer questions and coordinate retirement plan options

o      Money market funds for short-term investment or exchanges

o      Dedicated service representatives

o      Weekend and holiday shareholder services

o      Customized reorder form tracking

o      Give dealers access through NSCC's Fund/SERV and Networking

o      Customized forms and applications

o      Training of adviser staff on regulatory developments

                                   SCHEDULE C
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUNDS
                                       AND
                             UMB FUND SERVICES, INC.


                                      FEES

BASE FEE
o      Monthly Base Fee (per Fund)                                       $2,500*
o      Share classes in addition to the
       first (per month per class)                                         $625*
       * reflects a discount for the first 24 months after inception. Thereafter the Monthly Base fee is $3,000 and the monthly fee for additional share classes is $750.

ACCOUNT FEES
o      Open account fee:
       o      Quarterly/annual dividend funds                              $8.50
       o      Monthly dividend funds                                       $9.50
       o      Money market funds                                          $12.00
       o      Additional for funds with redemption fees                     $.25
       o      Additional for funds with 12b-1 fees                          $.25
o      Closed account fee (per year)                                       $3.50
o      One-time set-up (manual, per account)                               $3.00
o      One-time set-up (automated NSCC, per account)                       $1.00
o      Transaction fee (e.g., financial, maintenance)                      $1.50
o      Automated transactions*                                              $.25
       * includes NSCC activity processing, AIP/SWP/auto exchanges, dividends, any required IRS withholding

USA PATRIOT ACT & ESCHEATMENT FEES
o      Per fund (per year)                                                $2,000
o      Research (per item)                                                 $2.50
o      Additional account set-up (per non-individual account)**            $1.00
o      Suspicious Activity Report filing (per occurrence)                 $25.00
o      Escheatment filing (per state)                                     $50.00
       ** e.g., business account, trust account, partnership account, etc.

RETIREMENT ACCOUNTS (IRA/ROTH/OTHERS)
o      Annual maintenance fee per account
       (may be charged to shareholders)                                   $15.00
o      IRA transfer fee (per occurrence)                                   $7.50

ADVANCED REPORTING SOLUTIONS
o      Annual maintenance fee***                                          $3,500
o      Additional interactive user license (per license per year)         $1,000
o      Analyst named user license (per license per year)                  $2,500
       *** Annual maintenance fee includes initial setup costs plus one interactive user license

SHAREHOLDER SERVICES
o      Telephone calls, letters/e-mails, research/lost
       shareholder (per occurrence)                                        $2.75

DOCUMENT SERVICES
o      Standard applications and forms in electronic format            no charge
o      Customized forms                                                as quoted
o      Pre-printed, machine-ready statement inserts (per item)              $.02
o      Standard single-sided statement/confirm/tax form/check
      (per item including .pdf)
       o      First page                                                    $.25
       o      Each additional page                                          $.10

PROGRAMMING AND SPECIAL PROJECT FEES
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

OUT-OF-POCKET EXPENSES
Out-of-pocket expenses include but are not limited to: copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, NSCC participant billing, P.O. box rental, toll- free number, customer identity check fees, bank account service fees and any other bank charges.

OPTIONAL SERVICES

MONEY MARKET EXCHANGE VEHICLES
o      Exception check writing (per set definition, per occurrence)        $2.00
o      One-time set-up fee per money market fund used                     $2,000
o      Monthly base fee per money market fund used                          $650

NSCC AND FUND/SERV TRADING
o      Use of UMB Distribution Services, LLC's NSCC membership
       (per fund, per year)
       o      Each of first three funds in fund family                    $2,000
       o      Each additional fund                                        $1,000

VRU SERVICES
o      One-time VRU set-up fee                                            $3,000
o      Annual VRU maintenance fee                                         $1,800
o      VRU charge (per call)                                               $ .40

INTERNET SERVICES
o      BROKER BROWSER
       o      One-time set-up fee (standard)                              $1,000
       o      Inquiry
                                                                       no charge
o      SHAREHOLDER BROWSER
       o      One-time set-up fee                                         $5,000
       o      Annual maintenance fee                                      $2,500
       o      Inquiry (per occurrence)                                     $ .15
       o      New account set-up, one-time fee per account                 $1.60
       o      Transactions* (per occurrence)                               $ .40
       o      Account maintenance (per occurrence)                         $ .50
     * additional purchases, exchanges and redemptions

o      WEB-BASED DOCUMENT MAILINGS**
       o      One-time set-up fee                                         $1,500
       o      Per shareholder, per mailing                                 $ .10
     ** statements, prospectuses, financial reports, etc.

FULFILLMENT SERVICING FEES
o      STANDARD PACKAGE FOR MAILING
       o      Up to four pieces                                            $1.50
       o      Each additional item                                         $0.25

o      SPECIAL PROCESSING/MANUAL ENTRY
       o      E-mail/fax request                                           $2.75

                                   SCHEDULE D
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUNDS
                                       AND
                             UMB FUND SERVICES, INC.

                           RECORDS MAINTAINED BY UMBFS



Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds